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[GRAPHIC OMITTED] NCO(SM)
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          GROUP

                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE


        NCO GROUP COMPLETES ITS ACQUISITION OF RMA AND ANNOUNCES RELATED
          RESTRUCTURING, ANNOUNCES SIGNIFICANT PORTFOLIO ACQUISITION,
                    AND ANNOUNCES IMPACT OF HURRICANE KATRINA


HORSHAM, PA, SEPTEMBER 12, 2005 - NCO GROUP, INC. ("NCO") (NASDAQ: NCOG), a leading provider of business process outsourcing services, announced today that it has completed the acquisition of substantially all of the operating assets, including purchased portfolio assets, of Risk Management Alternatives Parent Corp. ("RMA").

The total purchase price of the RMA acquisition was approximately $118.9 million, subject to certain post closing adjustments. NCO funded the purchase principally with financing from its revolving credit facility. The purchase price included approximately $51.0 million for RMA's purchased portfolio assets, which was funded with $35.7 million of nonrecourse financing. This transaction is expected to be neutral to NCO's earnings in 2005 and accretive in 2006 and beyond.

In conjunction with the integration of RMA, NCO intends to take certain charges over the next two to three quarters that are primarily related to the elimination of redundant locations within NCO's legacy accounts receivable management ("ARM") business, and the assimilation of the newly acquired RMA receivables management and portfolio operations. These charges are expected to be between $25.0 million and $30.0 million, and are necessary for NCO to integrate RMA in a manner that management expects will maximize the ongoing profitability of the combined companies.

Additionally, NCO announced that it recently completed the acquisition of a company that specializes in purchasing accounts receivable in the healthcare and utility sectors for approximately $84.0 million, subject to certain adjustments. This acquisition included NCO's largest purchase of accounts receivable to date. The purchase also included certain related operating assets as well as several favorable forward-flow contracts. The purchase of the portfolio assets was structured as an equity sharing arrangement under NCO's nonrecourse credit facility. NCO funded its portion of the purchase with a combination of cash and financing from its revolving credit facility. NCO believes that the acquisition provides NCO with a clear path into the healthcare market and solidifies its presence in the utilities sector.

Commenting on the transactions, Michael J. Barrist, Chairman and Chief Executive Officer of NCO, stated, "The combination of NCO and RMA represents a meaningful step forward for NCO. We expect that the RMA portfolio and our expansion of our purchase portfolio business into the healthcare and utility markets will allow us to continue to grow and capitalize on what has been our strongest segment in recent quarters. In addition to the profits we will generate from the newly acquired portfolio assets, the recent acquisitions should afford us the unique opportunity to deal with ongoing margin pressures in the ARM space including the incremental overhead associated with compliance, privacy, and data security that we have been required to add to our operating structure over the last several years. The restructuring should allow us to create a more efficient operating model by streamlining the scale and locations of both the legacy and newly acquired businesses. While taking this action will result in certain restructuring and integration costs that will impact our near-term earnings, we believe these changes will allow the restructured ARM division to move forward with improved margins and an operating structure that we believe is better designed to meet its future customer needs."

NCO also notes that it has experienced a loss in revenue and an increase in costs related to the impact of Hurricane Katrina on its offices in the Gulf Coast region. While NCO was able to transition the majority of the business processed within the Gulf Coast region to other NCO facilities, it has suspended collection activities into the affected areas and has not yet determined when



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those activities will resume. NCO has not quantified the continuing near-term and long-term effects on its operating results and to what extent those effects will be covered by insurance.

The impact from Hurricane Katrina as well as the effects of any restructuring charges are expected to reduce previously announced guidance. NCO intends to provide additional information related to the charges and the earnings impact of these events as soon as the information becomes available.

NCO Group, Inc. is a leading provider of business process outsourcing services including accounts receivable management, customer relationship management and other services. NCO provides services through approximately 90 offices in the United States, Canada, the United Kingdom, India, the Philippines, the Caribbean and Panama.

For further information:

AT NCO GROUP, INC.
Investor Relations
(215) 441-3000
www.ncogroup.com

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Certain statements in this press release, including, without limitation, statements as to the expected effects of the acquisitions of RMA and accounts receivable portfolios, statements as to the impact from Hurricane Katrina, statements as to the effects on the Company's earnings guidance, statements as to the Companies' or managements' beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that NCO will not be able to implement its business strategy as and when planned, the risk that NCO will not be able to realize operating efficiencies in the integration of its acquisitions or that restructuring charges will be greater than anticipated, risks related to the ERP implementation, risks related to the final outcome of the environmental liability, risks related to past and possible future terrorists attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks related to growth and future acquisitions, risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations, and other risks detailed from time to time in NCO's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2004, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. NCO disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.
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